Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1 of our report dated April 1, 2024, which includes an explanatory paragraph relating to AgEagle Aerial Systems, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of AgEagle Aerial Systems, Inc. which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Orlando, Florida

September 30, 2024